Exhibit 99.1

For Further Information:

Kraton Polymers LLC

Analysts: Stephen E. Tremblay 281-504-4760

Media: Richard A. Ott 281-504-4720

Kraton Polymers LLC Announces Second Quarter 2009 Financial Results

HOUSTON, TX. - August 11, 2009 - Kraton Polymers LLC (Kraton), a leading global producer of engineered polymers, announces financial results for the three and six months ended June 30, 2009.

Total operating revenues amounted to $244 million for the three months ended June 30, 2009, a decrease of $101 million, or 29%, compared to total operating revenues of $345 million for the three months ended June 30, 2008. For the six months ended June 30, 2009, total operating revenues amounted to $429 million, a decrease of $183 million, or 30%, compared to total operating revenues of $612 million for the six months ended June 30, 2008.

Reported earnings before interest, taxes, depreciation and amortization (EBITDA) amounted to $17 million for the three months ended June 30, 2009, a decrease of $18 million, or 51%, compared to reported EBITDA of $35 million for the three months ended June 30, 2008. For the six months ended June 30, 2009, reported EBITDA amounted to $22 million, a decrease of $29 million, or 57%, compared to reported EBITDA of $51 million for the six months ended June 30, 2008. Net Loss amounted to $4 million for the three months ended June 30, 2009, a decrease of $14 million compared to Net Income of $10 million in the same period in 2008. For the six months ended June 30, 2009, Net Loss amounted to $21 million, a decrease of $22 million compared to Net Income of $1 million in the same period in 2008.

Our reported EBITDA is based on the first-in, first-out (FIFO) basis of accounting. Our second quarter and first half 2009 results were negatively impacted by approximately $8 million and $44 million, respectively, reflecting the spread between FIFO cost and replacement cost, resulting from the sale of higher-cost inventory produced when feedstock prices were above the second quarter and first half replacement cost. Conversely, our second quarter and first half 2008 results were positively impacted by approximately $12 million and $17 million, respectively, to reflect a similar FIFO versus replacement cost measurement. Excluding the aforementioned FIFO versus replacement cost spreads in the second quarter and first half of 2009 and 2008, respectively, Kraton’s second quarter and first half 2009 adjusted EBITDA amounted to $25 and $67 million, respectively, compared to $23 million and $34 million for the same periods in 2008.

Last Twelve Months (LTM) Bank EBITDA, a measure used to determine compliance with our debt covenants, totalled $137 million for the LTM ended June 30, 2009. Kraton was in compliance with its debt covenants at June 30, 2009. A reconciliation of Net Income (Loss) to LTM Bank EBITDA is attached.

“The effects of the global economic slowdown on Kraton’s business appeared to begin to shift to recovery in the second quarter of 2009 as evidenced by our quarterly sales volume, as compared to the previous year’s comparable quarter, which improved from a 39% decline in the first quarter of 2009 to a 24% decline in the second quarter of 2009, with our June 2009 sales volume narrowing to a 12% decline compared to June 2008. Given the challenging environment in which we have been operating, we are pleased with the results achieved in the second quarter. We also retired an additional $7 million face value of our 8.125% Notes in the most recent quarter, bringing our total debt reduction to $86 million from year end 2008. As a result of these improvements and actions, we ended the second quarter comfortably in compliance with our debt covenants,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer.

Mr. Fogarty further added, “For 2009, to offset the effects of the economic slowdown, we set a $10 million cost reduction goal that we currently expect to exceed by $7 million to $9 million. These actions, coupled with our success in improving base margins, have resulted in an adjusted EBITDA per ton in 2009 that is approximately two times better than our 2008 performance. However, while aggressively managing costs is a Kraton focus, innovation-led growth remains the cornerstone of Kraton’s past and future. As such, we are very excited to report progress achieved this year in commercializing a number of new innovations that we believe will accelerate our growth, benefiting both existing and new customers, and the global markets we serve. We continue to expect productivity gains from our previously announced upgrades to critical infrastructure, including a new global SAP system; new process control systems at our flagship plant in Belpre, Ohio; and the new Kraton Innovation Center in Houston. As the industry leader, we believe it remains critical to prudently manage costs while also funding new initiatives to enhance innovation and productivity to ensure that Kraton will be well positioned when the global economy normalizes fully”.

Recent Developments

•

In April 2009 we announced a series of new formulations designed to support lower Volatile Organic Compound (VOC) requirements and reduce costs associated with contact adhesives. The unique structure of the styrenic block copolymers provides key advantages to formulators. The end block enables cohesion, good load bearing properties and temperature resistance, while the center block promotes adhesion and elongation.

•

In April 2009 we announced an innovation with proven ability to double styrene-butadiene-styrene (SBS) modification levels in pre-modified asphalt emulsions. These new high polymer content or “HPC” emulsions are a result of Kraton utilizing our latest development in high vinyl products. The effects of the enhanced mechanical properties can enable a transformation of traditional modified asphalt emulsion applications as well as open the door to new opportunities.

•

In May 2009 we announced our recent commercialization of Kraton G1645, a polymer that creates new opportunities to replace PVC in medical applications. In recent years there has been increased demand for eco-friendly, better performing products verses conventional elastomers. We have delivered breakthrough technology offering a clear, sterilizable, strong elastomer that offers a broad formulating window without the need for phthalate plasticizers. Our technology provides a solution that is eco-friendly and ultra-clear in comparison to PVC or silicone.

•

In June 2009 we announced our newly commercialized NexarTM polymer product family. The Nexar polymer family is uniquely designed for high performance breathable fabrics, water transport, filtration and separation applications.

•

In June 2009 we announced new advances in pressure sensitive adhesives for the tape market. We have determined it is now possible to blend Kraton styrene-isoprene-butadiene-styrene (SIBS) and styrene-butadiene-styrene (SBS) polymers with rosin ester tackifying resins. The initial testing indicates the unique combination of Kraton SIBS and SBS with a rosin ester can produce a tape with properties similar to a traditional SIS and C5 hydrocarbon resin formulation, resulting in a system cost savings of 10% to 20%. The SIBS product is more compatible with the SBS, allowing higher concentrations of the lower cost SBS in tape formulations while maintaining excellent pressure sensitive performance.

•

In June 2009 we announced the grand opening of our state-of-the-art Kraton Innovation Center located in the West Houston Energy Corridor. The world-class technology facility allows Kraton to upgrade and expand its current capabilities in ways that we believe will build on existing synergies and significantly improve process efficiencies for the ultimate benefit of our customers.

•

In July 2009 we announced the implementation of a series of global price increases which were generally broad-based across our end-use markets and in response to the increase in raw material and energy costs. These announced global price increases were effective August 1, 2009.

Second Quarter 2009 Earnings Release Conference Call and Webcast

Kraton has scheduled a conference call on Wednesday, August 12, 2009, from 9:00-10:00 a.m. Central Time (10:00-11:00 a.m. Eastern Time) to discuss second quarter 2009 financial results. These results will be available on Kraton’s website, http://www.Kraton.com thereafter.

Kraton invites you to listen to the conference call, which will be broadcast live over the internet at http://www.Kraton.com, by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page. Company spokespeople will include Kevin M. Fogarty, President and Chief Executive Officer; Stephen E. Tremblay, Chief Financial Officer; and David A. Bradley, Chief Operating Officer.

You may also listen to the conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Kraton Conference Call - Passcode: Earnings Call.” U.S./Canada dial-in #: 888-577-8992. International dial-in #: 312-470-7060.

About Kraton

Kraton is a leading global producer of engineered polymers and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, Germany, France, The Netherlands, Brazil and Japan.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the chemical industry, changes in demand for our products, changes in inventories held by our customers and distributors, technological and product development risks, availability and cost of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, the timing and cost of planned capital expenditures, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

KRATON POLYMERS LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008
Operating Revenues
Sales	$233,741	$328,362
Other	10,080	17,007

Total operating revenues	243,821	345,369
Cost of Goods Sold	208,060	282,823

Gross Profit	35,761	62,546

Operating Expenses
Research and development	5,071	7,403
Selling, general, and administrative	18,052	19,909
Depreciation and amortization	12,542	13,110

Total operating expenses	35,665	40,422

Gain on Extinguishment of Debt	4,340	—
Equity in Earnings of Unconsolidated Joint Venture	102	159
Interest Expense, net	7,825	9,418

Income (Loss) Before Income Taxes	(3,287)	12,865
Income Tax Expense	891	2,649

Net Income (Loss)	$(4,178)	$10,216

KRATON POLYMERS LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Operating Revenues
Sales	$411,607	$584,650
Other	17,172	27,580

Total operating revenues	428,779	612,230
Cost of Goods Sold	384,085	500,899

Gross Profit	44,694	111,331

Operating Expenses
Research and development	10,040	15,321
Selling, general, and administrative	36,303	45,364
Depreciation and amortization	25,106	27,762

Total operating expenses	71,449	88,447

Gain on Extinguishment of Debt	23,831	—
Equity in Earnings of Unconsolidated Joint Venture	176	220
Interest Expense, net	16,733	19,803

Income (Loss) Before Income Taxes	(19,481)	3,301
Income Tax Expense	1,163	2,495

Net Income (Loss)	$(20,644)	$806

KRATON POLYMERS LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2009	December 31, 2008
ASSETS

Current Assets
Cash and cash equivalents	$17,710	$101,396
Receivables, net of allowances of $1,945 and $2,512	126,447	95,443
Inventories of products, net	231,355	324,193
Inventories of materials and supplies, net	11,369	11,055
Deferred income taxes	14,778	14,778
Other current assets	12,574	6,769

Total current assets	414,233	553,634
Property, plant and equipment, less accumulated depreciation of $202,490 and $182,252	376,720	372,008
Identifiable intangible assets, less accumulated amortization of $39,456 and $36,169	63,765	67,051
Investment in unconsolidated joint venture	11,550	12,371
Deferred financing costs	6,602	8,184
Other long-term assets	22,114	18,626

Total Assets	$894,984	$1,031,874

LIABILITIES AND MEMBER’S EQUITY

Current Liabilities
Current portion of long-term debt	$3,343	$3,343
Accounts payable-trade	76,930	75,177
Other payables and accruals	49,879	69,349
Due to related party	9,355	25,585
Insurance note payable	3,019	—

Total current liabilities	142,526	173,454
Long-term debt, net of current portion	483,057	571,728
Deferred income taxes	30,604	34,985
Long-term liabilities	62,916	63,117

Total Liabilities	719,103	843,284

Commitments and contingencies
Member’s equity
Common equity	165,860	182,767
Accumulated other comprehensive income	10,021	5,823

Total member’s equity	175,881	188,590

Total Liabilities and Member’s Equity	$894,984	$1,031,874

KRATON POLYMERS LLC

LTM Bank EBITDA

(In thousands)

	3 Mos Ended 6/30/09	12 Mos Ended 6/30/09	3 Mos Ended 06/30/08	12 Mos Ended 06/30/08
Net Income (Loss)	$(4,178)	$6,984	$10,216	$(35,959)
Income Tax Expense	891	7,108	2,649	8,245
Interest Expense, net	7,825	33,601	9,418	43,131
Depreciation and amortization	12,542	50,506	13,110	55,801

EBITDA (1)	$17,080	98,199	$35,393	71,218

LTM Bank EBITDA adjustments (2)

Sponsor fees and expenses		2,000		2,000
Plant turnaround costs		6,000		4,321
Permitted acquisition costs		2,603		2,548
Restructuring costs		3,525		3,320
Specified cost savings		10,000		10,000
Schedule 1.1 cost		3,000		3,000
Equity Investment (3)		—		9,588
Other non-cash items increasing Net Income (Loss)		11,673		9,783

LTM Bank EBITDA (4)		$137,000		$115,778

(1)

The EBITDA measure is used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(2)	These adjustments are made pursuant to the Credit and Guaranty Agreement, amended as of May 12, 2006.
(3)	On January 14, 2008, we received an equity investment of $10.0 million of which $9.6 million was included in LTM Bank EBITDA as provided under the terms of the senior credit facility.
(4)	LTM Bank EBITDA is defined in the senior credit facility and is used to determine compliance with certain covenants included in the senior credit facility.